UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2026

ARMADA HOFFLER PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-35908	46-1214914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

222 Central Park Avenue		,	Suite 1000
Virginia Beach	,	Virginia		23462
(Address of principal executive offices)				(Zip Code)

Registrant’s telephone number, including area code: (757) 366-4000
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AHH	New York Stock Exchange
6.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.01 par value per share	AHHPrA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;
Compensatory Arrangements of Certain Officers.

Grant of Retention Equity Awards to Certain Executive Officers

On February 2, 2026, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Armada Hoffler Properties, Inc. (the “Company”) approved retention awards (the “Retention Awards”) of $1,500,000 and $1,000,000 of Time-Based LTIP Units (“Time-Based LTIP Units”) of Armada Hoffler, L.P., the Company’s operating partnership, to Shawn J. Tibbetts and Matthew T. Barnes-Smith (collectively, the “Covered Executive Officers”), respectively. The Retention Awards will be issued under the Armada Hoffler Properties, Inc. Amended and Restated 2013 Equity Incentive Plan (as amended, the “Plan”) and each will be evidenced by a Time‑Based LTIP Unit Award Agreement (the “Retention Award Agreement”). The Retention Awards will be made during an open window of trading under the Company’s Insider Trading Policy.

The Retention Awards will vest in full three years following the date on which they are granted, and the Retention Awards will be subject to an additional one-year holding period following the vesting of the Retention Awards. The time-based vesting conditions will accelerate and the Time-Based LTIP Units held by a Covered Executive Officer will vest in full upon (i) the death of such Covered Executive Officer or (ii) a Control Change Date (as defined in the Plan). In the event of a termination of a Covered Executive Officer’s employment (i) by the Company other than for Cause (as defined in the Retention Award Agreement) or (ii) by such Covered Executive Officer for Good Reason (as defined in the Retention Award Agreement), the Time-Based LTIP Units will become vested and non-forfeitable.

The definitive terms of the Retention Awards will be set forth in each Covered Executive Officer’s Retention Award Agreement.

Alignment of Interest Program

Also on February 2, 2026, the Compensation Committee adopted an Alignment of Interest Program (the “Alignment of Interest Program”). Pursuant to the Alignment of Interest Program, the Covered Executive Officers and certain other members of the Company’s senior leadership to be designated by the Chief Executive Officer from time to time (collectively, “Participants”) will be entitled to elect to receive 100%, 75%, 50% or 25% of their earned cash bonus in Time-Based LTIP Units in lieu of cash. Participants will have the option to elect to receive (i) fully vested Time-Based LTIP Units at 100% of the face value of the earned cash bonus or the portion thereof for which the Participant elected to receive Time-Based LTIP Units (“Vested Awards”) or (ii) Time-Based LTIP Units that vest over a three-year period at 125% of the face value of the earned bonus or the portion thereof for which the Participant elected to receive Time‑Based LTIP Units (“Unvested Awards”). To participate in the Alignment of Interest Program for a particular performance year, Participants must deliver a written notice to the Compensation Committee within the first three months of the applicable performance year. The awards pursuant to the Alignment of Interest Program will be issued under the Plan and will be evidenced by a Time-Based LTIP Unit Award Agreement (an “Alignment of Interest Award Agreement”

All Time-Based LTIP Units granted under the Alignment of Interest Program will be subject to a one-year holding period following (i) in the case of Vested Awards, the grant date and (ii) in the case of Unvested Awards, the applicable vesting date of the Time-Based LTIP Units.

The time-based vesting conditions of Unvested Awards will accelerate and the Time-Based LTIP Units held by a Participant will vest in full upon (i) the death of such Participant or (ii) a Control Change Date. In the event of a termination of a Participant’s employment (i) by the Company other than for Cause (as defined in the applicable Alignment of Interest Award Agreement) or (ii) by such Participant for Good Reason (as defined in the applicable Alignment of Interest Award Agreement), the Time-Based LTIP Units will become vested and non-forfeitable.

The definitive terms of the grants of Time-Based LTIP Units pursuant to the Alignment of Interest Program are set forth in the Alignment of Interest Program and will be set forth in each Participant’s Alignment of Interest Award Agreement.

Amended and Restated Executive Severance Benefit Plan

Also on February 2, 2026, the Compensation Committee approved amendments to the Company’s Amended and Restated Executive Severance Benefit Plan (the “Severance Plan”) to provide that all equity awards granted under the Plan that are subject to performance-based vesting conditions (“Performance Awards”) would, upon a Change in Control (as defined in the Plan) of the Company, be deemed vested, with the applicable performance criteria being deemed satisfied at the greater of target or actual performance levels.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMADA HOFFLER PROPERTIES, INC.

Date: February 6, 2026	By:	/s/ Matthew Barnes-Smith
Matthew Barnes-Smith
Chief Financial Officer, Treasurer, and Corporate Secretary